EXHIBIT 10.5

                                 PEL 112 FARMIN
                              COMMITMENT AGREEMENT

      This Farmin Commitment Agreement ("Agreement") is entered into this 7th day of March, 2008 between Holloman Energy Corporation, a Nevada Corporation ("HEC"), Holloman Petroleum Pty Ltd, ACN 126 728 498 ("HPPL") and Holloman Oil and Gas Limited ACN 120 314 007 ("HOG").

      WHEREAS, HEC is the parent corporation of HPPL; and

      WHEREAS, HEC, through HPPL, is the owner of a 66.667% working interest in PEL 112, located within the Cooper/Eromanga Basin in South Australia; and

      WHEREAS, HOG desires to enter into a Farmin Agreement ("Farmin") with HEC with regard to PEL 112 and HEC desires to commit to grant a Farmin to HOG on the terms and conditions set forth below:

      NOW THEREFORE, in order to document the commitment and obligations of the parties to enter into the Farmin and for good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Working Interest Conveyance. HEC, covenants and agrees that, subject to the conditions set forth in Section 3 below, it will convey to HOG all of its 66.667% Working Interest in PEL 112.

      2. Conditions.

            (a) The assignment of the working interest in PEL 112 as set forth in Section 1 above is expressly conditioned upon the negotiation and execution of the Farmin between HOG and HEC containing the following terms and conditions:

                  (i) HOG shall fund 100% of the costs required to drill and, if commercial quantities of hydrocarbons are found, to complete three (3) exploratory wells on PEL 112 within the parameter of the guaranteed work program in place for PEL 112.

                  (ii) HOG shall pay to HEC a two percent (2%) overriding royalty on gross well revenues on the 66.667% working interest transferred to HOG.

                  (iii) HOG shall grant to HEC the unrestricted right to participate in any future wells drilled on PEL 112 (over and above the HOG initial three (3) exploratory well commitment set forth in (i) above) up to a maximum of fifty percent (50%) of the working interest transferred to HOG (i.e. 33.3335%).

                  (iv) HOG shall grant to HEC the right to participate in HOG's three (3) initial exploratory wells on PEL 112, as set forth in (i) above, up to a maximum of fifty percent (50%) of the working interest transferred to HOG (i.e. 33.3335%); provided, however, that HEC must provide the funding for this participation prior to such time as the well being drilled reaches fifty percent (50%) of the expected depth; but further provided that if drilling has exceeded fifty percent (50%) of the expected depth HEC may still participate, with the written consent of HOG.

            (b) HEC shall have received title to PEL 112 and the transfer of such title shall have been duly approved by all appropriate governmental action in Australia.

            (c) The transactions contemplated herein shall have been completed on or before January 1, 2009, unless agreed to in writing by the parties.

      3. Modifications and Amendments. No change in the provisions of this commitment shall be binding unless in writing and executed in the name of and by an officer of HOG and HEC.

      4. Miscellaneous Provisions.

            (a) Texas Law to Apply. This Agreement, and all documents executed pursuant to it, shall be construed in accordance with the laws of the State of Texas, and all obligations of the parties are performable in Harris County, Texas.

            (b) Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective legal representatives, successors, and assigns, except as otherwise expressly provided in this commitment.

            (c) Legal Construction. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part of it.

            (d) Prior Agreements Superseded. This Agreement constitutes the sole and only agreement of the parties to it and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.

            (e) Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party.

            (f) Notice. Unless otherwise provided by this Agreement, any notice, tender, or delivery to be given under it by either party to the other may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received as of the date of actual receipt.

      5. Voidability of Commitment. This commitment shall be voidable at the option of HEC if any of the following events occur:

            (a) A proceeding is commenced by or against HOG under any bankruptcy or insolvency law.

            (b)  HOG's business is discontinued or suspended for any reason.

            (c) There is any material adverse change in HOG's business or financial condition.

            (d) The transaction contemplated herein is not consummated on or before January 1, 2009.

      Executed and entered into the day and date set forth above.

                                          Holloman Energy Corporation

                                          By:   /s/ Grant Petersen
                                                -----------------------
                                          Name: Grant Petersen
                                          Title:      President

                                          Holloman Petroleum Pty Ltd

                                          By:   /s/ Mark Stevenson
                                                -----------------------
                                          Name: Mark Steveson
                                          Title:      President

                                          Holloman Oil and Gas Limited

                                          By:   /s/ Mark Stevenson
                                                -----------------------
                                          Name: Mark Steveson
                                          Title:      President